Exhibit 99.1

COMMERCIAL CAPITAL BANCORP, INC. APPOINTS EXECUTIVE VICE
PRESIDENT, GENERAL COUNSEL

IRVINE, CA February 13, 2006 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today the appointment of Donald E. Royer as Executive Vice President, General Counsel of the Company and Commercial Capital Bank, the Company’s bank subsidiary. Mr. Royer has more than a quarter century of experience representing large financial institutions and their subsidiary entities, as General Counsel, a member of Senior Executive Management and as Corporate Secretary.

Mr.     Royer joins the Company most recently from Pite, Duncan & Melmet, LLP (“PDM”) where he was Senior Litigation Counsel representing many of the largest residential lenders, loan servicers, banks and credit unions in the country. PDM’s clients include GMAC Mortgage, Bank of America, Chevy Chase Bank, Washington Mutual, World Savings, Wells Fargo Bank and Option One Mortgage Corporation. Prior to joining PDM, Mr. Royer served for ten years as Executive Vice President, General Counsel and Corporate Secretary for Downey Financial Corp. and its subsidiary, Downey Savings and Loan. During his tenure at Downey, Mr. Royer handled Downey’s legal affairs including; licensing, compliance, regulatory activities, federal and state examinations, review and preparation of policies and procedures for Retail Banking, Residential Lending, Loan Servicing, Information Systems and Human Resources. Mr. Royer was responsible for major contract negotiations, problem asset resolution and significant litigation management. From 1979 through 1991, Mr. Royer represented American Savings and Loan in various capacities, including serving as Executive Vice President, General Counsel, as it transitioned through ownership and executive management changes.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “We’re pleased Don chose to join Commercial Capital Bancorp and our executive management team. As Corporate General Counsel for some of the largest thrifts in the country, Don’s vast legal experience and knowledge should enable him to have an immediate and positive impact on the future evolution of the Company.”

Donald E. Royer, Executive Vice President, General Counsel, commented, “I’m very excited about the opportunity to join Commercial Capital Bancorp and its executive management team. It’s a very dynamic company and I look forward to contributing to its long-term success.”

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.46 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:
Commercial Capital Bancorp, Inc.
Jeff L. Leonard, Investor Relations
Telephone:     (949) 585-7500
Facsimile:       (949) 585-0174